The AES Corporation (the “Company”)
Power of Attorney
The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Stephen Coughlin and Paul L. Freedman and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2025 Annual Report on Form 10-K and any and all amendments and supplements thereto. This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Andrés Gluski	Principal Executive Officer and Director	February 20, 2026
Andrés Gluski

/s/ Gerard M. Anderson	Director	February 20, 2026
Gerard M. Anderson

/s/ Inderpal S. Bhandari	Director	February 20, 2026
Inderpal S. Bhandari

/s/ Janet G. Davidson	Director	February 20, 2026
Janet G. Davidson

/s/ Holly K. Koeppel	Director	February 20, 2026
Holly K. Koeppel

/s/ Julia M. Laulis	Director	February 20, 2026
Julia M. Laulis

/s/ Alain Monié	Director	February 20, 2026
Alain Monié

/s/ John B. Morse, Jr.	Chairman of the Board and Lead Independent Director	February 20, 2026
John B. Morse, Jr.

/s/ Moisés Naím	Director	February 20, 2026
Moisés Naím

/s/ Teresa M. Sebastian	Director	February 20, 2026
Teresa M. Sebastian

/s/ Maura Shaughnessy	Director	February 20, 2026
Maura Shaughnessy